Exhibit 99.1

The TJX Companies, Inc. Reports Strong Second Quarter Sales and Earnings Growth; Raises Full Year Outlook

FRAMINGHAM, Mass.--(BUSINESS WIRE)--August 17, 2010--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the second quarter ended July 31, 2010. Net sales for the second quarter of Fiscal 2011 increased 7% to $5.1 billion and consolidated comparable store sales increased 3% over last year. Net income for the second quarter was $305 million, and diluted earnings per share were $.74, compared with $.61 per share last year. These results include a positive impact from a non-operating item detailed under “Items Impacting Comparability” (see below). Excluding this item, adjusted diluted earnings per share for the second quarter were $.73, a 20% increase over prior year.

For the first half of Fiscal 2011, net sales were $10.1 billion, an 11% increase over last year, and consolidated comparable store sales increased 6% over the prior year. Net income was $636 million, and diluted earnings per share were $1.54 compared to $1.09 in the same period last year. Excluding the item detailed under “Items Impacting Comparability” (see below), adjusted diluted earnings per share for the first six months of Fiscal 2011 were $1.53, a 40% increase over the prior year.

Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, Inc., stated, “I am very pleased with our second quarter performance, as our 20% increase in adjusted earnings per share was at the high end of our expectations and on top of three consecutive years of very strong second quarter operating results. We believe this speaks to the strength of our business model and our ability to drive profitable growth regardless of the economic environment. Customer traffic continued to increase significantly over large increases last year. In addition, we will be spending a larger portion of our marketing dollars in the second half of the year, when we face very challenging year-over-year comparisons, which represents a substantial increase over last year. We are seeing fabulous brands and fashions in the marketplace, and, with our very lean inventory levels, we are positioned extremely well to take advantage of these opportunities. We are looking forward to the second half of 2010 and remain very confident in our ability to deliver sustainable increases in profit and cash flow over the long term.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the second quarter, were as follows:

	Second Quarter		Second Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions) [2,3]
	FY2011	FY2010	FY2011	FY2010
In the U.S.:
Marmaxx[4]	+3%	+4%	$3,310	$3,146
HomeGoods	+8%	+9%	$456	$413
A.J. Wright	0%	+5%	$193	$182
Outside the U.S.:
TJX Canada	+6%	+1%	$581	$496
TJX Europe	-4%	+6%	$528	$512

TJX	+3%	+4%	$5,068	$4,748

[1] Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. [2] Sales in Canada and Europe were impacted by foreign currency exchange rates. See below. [3] Figures may not foot due to rounding. [4] Combination of T.J. Maxx and Marshalls.

Impact of Foreign Currency Exchange Rates

Changes in foreign exchange rates affect the translation of sales and earnings of the Company’s businesses in Europe and Canada into U.S. dollars for financial reporting purposes. In addition, for accounting purposes, ordinary course inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had an immaterial impact on consolidated net sales growth in the second quarter of Fiscal 2011. For the first half of Fiscal 2011, the movement in foreign currency exchange rates had a 1 percentage-point positive impact on consolidated net sales growth. The impact of foreign currency exchange rates on earnings per share is discussed below under “Items Impacting Comparability.”

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, is on the Company’s website, www.tjx.com.

Items Impacting Comparability

Second quarter results for Fiscal 2011 include the earnings benefit from a reduction in the Company’s provision related to the previously announced computer intrusion(s), which positively impacted earnings per share by $.01. Excluding this non-operating item, second quarter adjusted earnings per share were $.73, a 20% increase over last year’s $.61. Additionally, the overall net impact of foreign currency exchange rates had a neutral impact on second quarter Fiscal 2011 earnings per share, compared with a $.01 per share negative impact last year.

Results for the first six months of Fiscal 2011 also included the benefit from the reduction in the Company’s provision related to the computer intrusion(s), which positively impacted earnings per share by $.01. Excluding this non-operating item, adjusted earnings per share in the first six months were $1.53, a 40% increase over last year’s $1.09. The overall net impact of foreign currency exchange rates benefited earnings per share in the first six months of Fiscal 2011 by $.01, compared with a $.03 per share negative impact for the same period in the prior year.

Margins

For the second quarter of Fiscal 2011, the Company’s consolidated pretax profit margin was 9.8%, up 1.1 percentage points over the prior year. The increase was driven primarily by continued strong merchandise margin increases. Additionally, the non-operating item described above contributed 0.2 percentage points to the growth in the pretax profit margin.

The gross profit margin for the Fiscal 2011 second quarter was 26.6%, up 1.0 percentage points above the prior year primarily due to strong merchandise margins combined with buying and occupancy expense leverage. Selling, general and administrative costs as a percent of sales were 16.8%, 0.1 percentage points above the prior year, in line with the Company’s plan, and driven by a year-over-year increase in the number of new stores opened during the quarter as well as the impact of the Company’s new European businesses on consolidated selling, general and administrative cost ratios.

Inventory

Total inventories as of July 31, 2010, were $2.9 billion compared with $3.1 billion at the end of the prior year’s second quarter. Consolidated inventories on a per-store basis, including the warehouses, at July 31, 2010, were down 13% versus being down 4% at the end of the second quarter last year. At the Marmaxx division, the total inventory commitment, including the warehouses, stores and merchandise on order, was down versus last year on a per-store basis. The Company remains very comfortable with the liquidity within its inventories, which positions it very well entering the third quarter to take advantage of the excellent buying opportunities in the marketplace.

Share Repurchases

During the second quarter, the Company spent a total of $356 million in repurchases of TJX stock, retiring 8.2 million shares. For the first half of Fiscal 2011, the Company has spent a total of $590 million in repurchases of TJX stock, retiring 13.7 million shares, and continues to expect to repurchase $900 million to $1 billion of TJX stock in Fiscal 2011. The Company may adjust the amount of this spending up or down depending on various factors.

Full Year and Third Quarter Fiscal 2011 Outlook

For the full year Fiscal 2011, the Company is raising its outlook for earnings per share to be in the range of $3.28 to $3.38 on a reported basis, or $3.27 to $3.37 on an adjusted basis, excluding the non-operating item described above, which would represent a 15% to 19% increase over $2.84 per share last year. This range is based upon estimated consolidated comparable store sales growth of approximately 2% to 3%.

The Company’s full year outlook assumes earnings per share for the second half of Fiscal 2011 to be in the range of $1.75 to $1.85, which would represent flat to 6% growth over $1.75 per share in the prior year. This outlook is based upon an estimated range for consolidated comparable store sales of -1% to 0%.

For the third quarter of Fiscal 2011, the Company expects earnings per share in the range of $.86 to $.91, which would represent a 6% to 12% increase over $.81 per share in the prior year. This outlook is based upon an estimated range for consolidated comparable store sales of 0% to a 2% increase.

The Company’s earnings guidance assumes that currency exchange rates will remain at current levels.

Stores by Concept

During the second quarter ended July 31, 2010, the Company added a net of 33 stores. TJX increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet*
	Second Quarter		Second Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	896	903	26.4	26.7
Marshalls	817	820	25.8	25.9
HomeGoods	325	328	8.1	8.1
A.J. Wright	152	154	3.9	3.9
In Canada:
Winners	211	211	6.2	6.2
HomeSense	79	79	1.9	1.9
In Europe:
T.K. Maxx	272	283	8.7	9.0
HomeSense	14	21	0.3	0.4

TJX	2,766	2,799	81.1	82.2
*Figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 903 T.J. Maxx, 820 Marshalls, 328 HomeGoods, and 154 A.J. Wright stores in the United States. In Canada, the Company operates 208 Winners, 79 HomeSense and 3 STYLESENSE stores, and in Europe, 283 T.K. Maxx and 21 HomeSense stores. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.

Fiscal 2011 Second Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, President and Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s second quarter Fiscal 2011 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, August 24, 2010 or at www.tjx.com.

August Fiscal 2011 Sales Recording

Additionally, the Company expects to release its August 2010 sales results on Thursday, September 2, 2010, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s August sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, September 9, 2010.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls, reconciliations of non-GAAP to GAAP measures, and other financial information are available at www.tjx.com after they are no longer available by telephone. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: global economies and credit and financial markets; foreign currency exchange rates; buying and inventory management; customer trends and preferences; market, geographic and category expansion; quarterly operating results; marketing, advertising and promotional programs; data security; seasonal influences; large size and scale; unseasonable weather; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures; information systems and technology; cash flows; consumer spending; merchandise quality and safety; merchandise importing; international operations; oil prices; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings; real estate leasing; market expectations; tax matters and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (Dollars In Thousands Except Per Share Amounts)

	13 Weeks Ended		26 Weeks Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009

Net sales	$5,068,080	$4,747,528	$10,084,620	$9,101,752

Cost of sales, including buying and occupancy costs	3,719,210	3,534,302	7,367,884	6,807,648
Selling, general and administrative expenses	853,801	790,876	1,675,164	1,525,933
Provision (credit) for Computer Intrusion related costs	(11,550)	-	(11,550)	-
Interest expense, net	10,272	9,249	20,474	15,850

Income before provision for income taxes	496,347	413,101	1,032,648	752,321
Provision for income taxes	191,363	151,540	396,230	281,546

Net income	$304,984	$261,561	$636,418	$470,775

Diluted earnings per share:	$0.74	$0.61	$1.54	$1.09

Cash dividends declared per share	$0.15	$0.12	$0.30	$0.24

Weighted average common shares – diluted (in thousands)	409,742	430,453	412,394	431,091

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	July 31, 2010	August 1, 2009

ASSETS
Current assets:
Cash and cash equivalents	$1,380.2	$1,426.9
Short-term investments	139.2	134.6
Accounts receivable and other current assets	449.0	441.1
Current deferred income taxes, net	95.9	108.9
Merchandise inventories	2,884.6	3,100.2

Total current assets	4,948.9	5,211.7

Property and capital leases, net of depreciation	2,350.4	2,243.6
Other assets	207.5	200.9
Goodwill and tradename, net of amortization	179.9	179.8

TOTAL ASSETS	$7,686.7	$7,836.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$-	$418.9
Accounts payable	1,847.5	1,740.4
Accrued expenses and other current liabilities	1,127.1	1,070.2

Total current liabilities	2,974.6	3,229.5

Other long-term liabilities	733.8	770.3
Non-current deferred income taxes, net	230.2	230.0
Long-term debt	774.4	774.3

Shareholders’ equity	2,973.7	2,831.9

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,686.7	$7,836.0

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	26 Weeks Ended
	July 31, 2010	August 1, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$636.4	$470.8
Depreciation and amortization	227.2	209.4
Deferred income tax provision	55.0	108.3
Amortization of share-based compensation expense	28.0	25.9
(Increase) in accounts receivable and other assets	(52.8)	(21.7)
(Increase) in merchandise inventories	(345.9)	(409.0)
Increase in accounts payable	335.5	422.6
(Decrease) in accrued expenses and other liabilities	(211.4)	(91.9)
Other	(11.7)	(9.7)

Net cash provided by operating activities	660.3	704.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(321.2)	(163.7)
Purchases of short-term investments	(72.4)	(167.2)
Sales and maturities of short-term investments	67.9	42.8
Other	0.5	(5.4)
Net cash (used in) investing activities	(325.2)	(293.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(574.7)	(236.7)
Proceeds from issuance of long-term debt	-	774.3
Proceeds from sale and issuance of common stock	100.5	68.8
Cash dividends paid	(110.1)	(96.6)
Other	13.9	(4.4)
Net cash (used in) provided by financing activities	(570.4)	505.4

Effect of exchange rate changes on cash	0.9	56.8

Net (decrease) increase in cash and cash equivalents	(234.4)	973.4
Cash and cash equivalents at beginning of period	1,614.6	453.5

Cash and cash equivalents at end of period	$1,380.2	$1,426.9

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	13 Weeks Ended		26 Weeks Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Net sales:
U.S. segments:
Marmaxx	$3,309,549	$3,145,504	$6,587,413	$6,083,813
HomeGoods	455,685	412,837	912,744	804,732
A.J. Wright	193,219	181,927	404,598	361,321
International segments:
TJX Canada	581,447	495,671	1,136,445	919,763
TJX Europe	528,180	511,589	1,043,420	932,123
Total net sales	$5,068,080	$4,747,528	$10,084,620	$9,101,752

Segment profit:
U.S. segments:
Marmaxx	$416,255	$358,351	$884,735	$689,021
HomeGoods	35,176	24,532	75,769	40,105
A.J. Wright	2,012	1,371	11,798	5,784
International segments:
TJX Canada	81,722	47,971	136,081	67,698
TJX Europe	2,122	24,720	7,964	34,013
Total segment profit	537,287	456,945	1,116,347	836,621

General corporate expenses	42,218	34,595	74,775	68,450
Provision (credit) for Computer Intrusion related costs	(11,550)	-	(11,550)	-
Interest expense, net	10,272	9,249	20,474	15,850
Income before provision for income taxes	$496,347	$413,101	$1,032,648	$752,321

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the second quarter ended July 31, 2010, TJX repurchased 8.2 million shares of its common stock at a cost of $356 million. For the six months ended July 31, 2010, TJX repurchased 13.7 million shares of its common stock at a cost of $590 million. These repurchases were made under the $1 billion stock repurchase plan announced in September 2009. In February 2010, the Board of Directors approved an additional $1 billion stock repurchase plan. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  In April 2009, TJX issued $375 million of 6.950% ten year notes and shortly thereafter called for the redemption of its zero coupon convertible subordinated notes, originally due in 2021. The subordinated notes were reported as current installments of long-term debt as of May 2, 2009 and virtually all of these notes were converted into 15.1 million shares of TJX common stock during the second quarter of fiscal 2010. The Company used the proceeds from the notes offering to repurchase TJX common stock under its stock repurchase program.
  In July 2009, TJX issued $400 million of 4.200% six year notes. TJX used the proceeds of this offering to pay its 7.45% notes due December 15, 2009 at maturity and refinanced substantially all of its C$235 million term credit facility, which was repaid on August 10, 2009.

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Global Communications
(508) 390-2323